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                                                                    Exhibit 23.3


         [LETTERHEAD OF FELDMAN FINANCIAL ADVISORS, INC. APPEARS HERE]





December 22, 1997



Board of Directors
Gaston Federal Savings and Loan Association
245 West Main Avenue
P.O. Box 2249
Gastonia, North Carolina 28053-2249


Gentlemen:

We hereby consent to the use of our name and summary of our valuation opinion, as referenced in the Application for Approval of Reorganization (the "Application") filed by Gaston Federal Savings and Loan Association (the "Association") with the Office of Thrift Supervision, regarding the estimated aggregate pro forma market value of the Association in connection with its reorganization from mutual to stock form and simultaneous offering for sale of a minority ownership interest of shares of common stock by Gaston Financial Corporation (the "Company").

We also consent to reference in the Application the summary of our opinion as to the value of subscription rights granted by the Association. We further consent to the use of our name and summary opinions as noted above in the Registration Statement and Prospectus filed by the Company with the Securities and Exchange Commission.

Sincerely,

/s/ Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc.